                                                                                                        Exhibit 99.1

Testimony of
John M. Thomas III
Vice President and Controller
Tennessee Valley Authority,
before the
U.S. House Committee on Transportation and Infrastructure
Subcommittee on Water Resources and Environment
June 3, 2009

Opening Statement

Chairwoman Johnson, Ranking Member Boozman, and members of the Committee.  I appreciate this opportunity to discuss the operations, performance, and priorities of the Tennessee Valley Authority (TVA).  On behalf of TVA, we appreciate the oversight and support provided by this committee and members of Congress.

TVA’s three-part mission, based on energy, economic development, and environmental stewardship, is being carried out in partnership with the people and the local and state governments in the TVA service area.  The ability of TVA to provide affordable, reliable electricity remains a basic building block for economic progress for the region.

About TVA

As a corporate agency and instrumentality of the United States government, TVA is the nation’s largest public power supplier.  TVA is financially self-supporting.  The TVA power system has not received any federal appropriation in 50 years, and TVA’s stewardship programs have not received federal appropriations since 1999.  In accordance with the direction of Congress, TVA pays its own way, using power proceeds to buy fuel, pay wages, service debt, maintain assets, and fund stewardship and economic development activities.  Since 1959, TVA has been repaying the initial congressional appropriation investments in the power program, as well as making annual payments on the outstanding balance at the U.S. Treasury’s current cost of borrowing.  As of the end of the 2008 fiscal year, TVA had made total payments to the U.S. Treasury of about $3.4 billion on the federal investment of $1.4 billion.

In partnership with 158 local utilities, TVA provides reliable, affordable electricity to about nine million people and 650,000 businesses in Tennessee and adjoining portions of six surrounding states.  The 158 local utilities purchase power wholesale from TVA for retail sale to their residential, commercial and industrial customers.  TVA also provides power directly to about 60 large industrial customers and federal installations, such as Oak Ridge National Laboratory.

TVA has stewardship responsibilities for the Tennessee Valley region’s natural resources, including the nation’s fifth-largest river system.  Under the TVA Act, hydroelectric dams operated by TVA and other power generation facilities are designed and operated as part of a multipurpose system to help improve navigation, control floods, meet national defense needs and promote the development of the Tennessee Valley region.  TVA is a catalyst for economic development throughout its 80,000-square-mile service area, working in partnership with local governments and economic development agencies.

TVA’s management of an integrated river system and innovative watershed management are recognized as national and international models for government and community collaboration for improving and protecting water quality.

Strategic Plan

TVA is in its fourth year of operations under the governance restructuring established by the Consolidated Appropriations Act of 2005.  The act expanded the TVA Board of Directors from three members to nine and vested responsibility for daily operations in a management structure led by TVA’s Chief Executive Officer.

One of the first priorities of the expanded Board was to adopt a Strategic Plan for use in guiding TVA’s future actions.  The plan accounts for emerging market trends, such as volatile fuel costs, a new national energy policy, and other developments that affect the energy industry.  Public comment gathered during the process of adopting the plan highlighted the importance of renewable energy, energy conservation, and demand-side management to our stakeholders.  The plan adopted by the Board on May 31, 2007, is a high-level document that identifies critical aspects of TVA’s business that need to be addressed to strengthen the ability of TVA to continue generating value for the people we serve.

The Strategic Plan sets objectives to leverage TVA’s strengths in five key areas: Customer, People, Financial, Assets, and Operations.  In summary, the plan emphasizes our obligation to provide reliable, competitively priced power and spells out sound financial principles we will follow.  It directs us to improve our relationships with customers and develop partnerships with them in energy efficiency, power supply, and economic development.

A significant priority is to ensure that the TVA power system has the right balance of generating capacity and energy supply to meet the growth in customer demand and reduce our exposure to the price volatility of the energy markets.  Specific actions to carry out the provisions of the Strategic Plan are reflected in our annual business and performance plans and budgets.  The budget plans for Fiscal Year 2010 are aligned to the strategic objectives.

The primary guiding financial principles for our business planning are: (1) pay debt obligations before the assets are fully depreciated; (2) new power generation capacity will be supported by new debt; and (3) achieve top quartile industry ranking for our operating and maintenance costs.

Fiscal Year 2010 Proposed Budget

Although we are in the process of finalizing our budget for Fiscal Year 2010, our proposed budget assumes revenue of $13.6 billion, operating expenses of $11.3 billion, and capital expenditures of $2.2 billion.  A final budget proposal will be submitted to the TVA Board for its consideration at its meeting scheduled in August.

Fuel for our generating plants and purchased power is the largest expense in our budget.  While we have seen some relief from the previous steep climb in fuel and purchased power prices during the past year, our outlay for fuel and purchased power is budgeted to be more than 50 percent higher in 2010 than two years ago, from $4.2 billion in 2008 to $6.5 billion in 2010.  The budget assumes TVA will increase its debt and debt-like obligations by $32 million in 2010 primarily from new capital spending for the Watts Bar Unit 2 project ($681 million) and other new generating capacity ($773 million).  Total capital spending for 2010 is budgeted at $2.2 billion, which in addition to new generation capacity, includes $223 million for clean air projects and $531 million to maintain TVA’s existing assets.  TVA’s outstanding debt and debt-like obligations are estimated to be $24.9 billion at the end of 2010.

Fiscal Year 2009

Like other areas, the TVA service territory is experiencing the impacts of the economic recession, and we are adjusting our planning to account for lower power demand.  Our quarterly report filed on Form 10-Q with the Securities and Exchange Commission for the second quarter of Fiscal Year 2009 recorded a 9.4 percent drop in power sales compared to the same three-month period in 2008.  Cumulatively, power sales for first six months of the fiscal year were down 5.6 percent compared to the same period in 2008.

The budget plan adopted last fall projected that power sales would be flat for the year; however, we now project that power sales will be down about 6 to 8 percent by the end of the fiscal year on September 30, largely due to the impact on the industrial sector.  At the end of April, sales to the industrial sector were 16 percent below the budget plan.  The impact of lower power sales in 2009 is expected to reduce revenues by approximately $500 million.

A decline in fuel oil and natural gas prices has reduced market prices for purchased power in recent months.  These price declines have allowed TVA to reduce its quarterly Fuel Cost Adjustment to a level starting in July that effectively rolls back all of a 17 percent increase that occurred last October at the start of our first fiscal quarter of 2009.  During the first quarter, fuel and purchased power costs were 50 percent higher than the same quarter in 2008.  The quarterly Fuel Cost Adjustment used by TVA is similar to the mechanism used by other utilities nationwide to account for the market volatility in fuel prices.

We are seeing some relief from drought conditions that have prevailed across much of service region for the past three years, especially in the eastern side of the Valley where rainfall is critical for filling our upper tributary reservoirs for power generation and maintaining minimum stream flows established by our Reservoir Operating Guides to protect water quality and the health of the river system.  The severity of the drought reached its peak in 2007, which was the driest year for the Tennessee Valley in 118 years of record-keeping.

Hydro generation for the first six months of Fiscal year 2009 was about 60 percent higher than the first half of 2008.  Hydro generation is our most economic source of electricity and is used to meet the daily peak demand period.  The additional hydro generation and lower power sales have helped reduce the need to purchase more expensive generation to meet the daily peak demand.   While rainfall this year is improved, parts of the Tennessee Valley remain under drought conditions.

As you know, on December 22, 2008, a dike on a large coal ash storage facility failed at the Kingston Fossil Plant about 40 miles west of Knoxville, Tennessee.  We are making steady progress in the cleanup and recovery, and I will provide an update later in this testimony.  From a financial standpoint, we estimate that full recovery will cost from $675 million to $975 million, depending on the disposal methods.  As of March 31, 2009, TVA has recognized a charge of $675 million for the cleanup and incurred $77 million in actual costs.  The estimate for the recovery does not include state and federal regulatory costs, litigation, or any necessary long-term environmental remediation.

We continue to carry out one of the most aggressive clean air programs in the nation with the installation of emission control equipment and other measures at TVA’s 11 fossil plants that provide about 60 percent of our power generation.  The capital investment during Fiscal Year 2009 is expected to be $232 million.  For Fiscal Year 2010, the capital investment in clean air is budgeted to be about $223 million.  TVA has invested more than $5 billion in its clean air program since 1977, installing controls for nitrogen oxide and sulfur dioxide.  These emissions have been reduced more than 80 percent from previous levels, and further reductions will be achieved as controls are added to existing units.

TVA is proceeding with work to complete the second reactor at Watts Bar Nuclear Plant, which will help meet future power demand using zero-carbon nuclear generation.  The addition of 1,150 megawatts from the second Watts Bar reactor scheduled for completion by 2012 will help meet TVA’s goal of having 50 percent of its power generation supplied from clean and renewable energy sources by 2020.  Currently, about 34 percent of TVA’s generation comes from zero-carbon and clean energy sources such as hydro and nuclear power, along with renewable methane, wind and solar energy.  TVA established an Energy Efficiency and Demand Response program in 2008 that enlists the partnership of the region’s local utilities to encourage their residential and business customers to use energy more wisely and help lessen the demand for building new generating units.

Although current economic conditions have impacted power demand, regional economic development efforts continue to be successful in attracting new industry.  In the past year, Volkswagen America began building a $1-billion auto assembly plant near Chattanooga, and two major manufacturers of solar energy materials announced plans to build $1-billion plants in Tennessee. These new industries are expected to create more than 3,000 new jobs.

All three new plants will be built on industrial “megasites” that were assembled by state and local economic development officials and certified as suitable sites for large industry through a program created by TVA in response to local economic development groups.

Major Challenges

As we prepare to enter the last quarter of the current fiscal year, TVA is facing some significant financial and operational challenges that are expected to impact this year’s financial performance and the year ahead.  As stated earlier, the national economic downturn is reflected by a reduced demand for electricity, especially in the industrial sector; and we have seen a decline in market performance in the TVA pension fund and the trust fund required for future nuclear plant decommissioning.

Other major challenges include additional costs to expand our renewable energy portfolio and our energy efficiency program in advance of expected national standards.  We also anticipate additional costs for strengthened environmental requirements for coal ash disposal, along with future carbon and mercury control measures.

In anticipation of national renewable energy standards, we issued a Request for Proposals this past year for up to 2,000 megawatts of renewable energy from the marketplace.  We are evaluating the responses and expect to begin negotiating contracts for delivery of renewable energy, mainly from proposed wind projects in Midwestern states.

In addition to these challenges, TVA planning must accommodate an expected $1.7 billion in accelerated emission control costs to comply with a federal court-ordered timetable issued earlier this year as the result of a clean air lawsuit brought by the State of North Carolina.  We had anticipated spending about $700 million on controls for the plants in the eastern portion of our system through 2015; however, the court ruling will require additional equipment and control measures three years earlier than planned.

While these challenges will occur in varying degrees over different time periods and involve some legislative uncertainty, the most immediate challenge is the cleanup and recovery of the ash spill at Kingston Fossil Plant about 40 miles west of Knoxville, Tennessee.

Kingston Recovery Progress

As TVA President and Chief Executive Officer Tom Kilgore testified before this committee on March 31, 2009, on the recovery progress at out Kingston plant, TVA is working closely with officials from the U.S. Environmental Protection Agency (EPA), the Tennessee Department of Environment and Conservation and local officials to protect the health and safety of the public and TVA employees as the clean up and recovery work progresses.

Continuous testing of air, water and soil samples by certified laboratories remains in place.  More than 44,000 air samples and 1,300 water samples have shown that air and drinking water continue to meet state and federal standards.

We are working as quickly and safely as possible.  The pilot phase of dredging operations is complete and we are transitioning to long-term dredging operations to remove the ash from the Emory River adjacent to the failed facility.  The dredging plans and the associated river monitoring network put in place to protect the environment were reviewed and approved by the EPA and the state before the work began.

In early May, TVA and the EPA signed an agreement whereas TVA will remain a lead federal agency for the recovery work and the EPA will approve all work plans and schedules moving forward using its expertise under the Comprehensive Environmental Response, Compensation and Liability Act.

A Community Involvement Plan is being developed by TVA to ensure that the people in Roane County are kept informed and involved in the decisions about the recovery and remediation of the affected land and embayment.

For health monitoring, we have contracted with Oak Ridge Associated Universities to provide the community with access to medical and toxicology experts who have knowledge and experience with health effects related to the contaminants in the ash.  The organization is a consortium of 100 universities offering expertise in public health communication and design of medical monitoring programs.

Conclusion

The people at TVA strive each day to look for ways to do their jobs better as they deliver power and other services to our stakeholders.  In carrying out our business plans, we are committed to improving TVA’s financial health, maintaining fiscal responsibility, and staying true to our mission.

We look forward to keeping this Committee, Congress, the Administration, and all our stakeholders informed as TVA works to continue generating value for our regional stakeholders and the nation.

Thank you.